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                                                                                                             EXHIBIT 12
                                           CAROLINA POWER & LIGHT COMPANY
                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS COMBINED
                                       AND RATIO OF EARNINGS TO FIXED CHARGES

                                                         -----------------------------------------------------------
                                                                       Twelve Months Ended December 31,
                                                         -----------------------------------------------------------
                                                             1993        1992        1991        1990        1989
                                                           ---------   ---------   ---------   ---------   ---------
                                                                           (Thousands of Dollars)
Earnings, as defined:
  Net income............................................. $ 346,496   $ 379,635   $ 376,974   $ 380,358   $ 376,067
  Fixed charges, as below................................   237,098     253,215     279,960     337,792     266,134
  Income taxes, as below.................................   181,653     211,717     206,004     175,322     158,535
                                                           ---------   ---------   ---------   ---------   ---------
    Total earnings, as defined........................... $ 765,247   $ 844,567   $ 862,938   $ 893,472   $ 800,736
                                                           =========   =========   =========   =========   =========
Fixed Charges, as defined:
  Interest on long-term debt............................. $ 205,182   $ 223,158   $ 233,268   $ 236,473   $ 220,840
  Other interest.........................................    16,419      15,717      33,352      88,086      32,579
  Imputed interest factor in rentals-charged
    principally to operating expenses....................    15,497      14,340      13,340      13,233      12,715
                                                           ---------   ---------   ---------   ---------   ---------
    Total fixed charges, as defined...................... $ 237,098   $ 253,215   $ 279,960   $ 337,792   $ 266,134
                                                           =========   =========   =========   =========   =========
Earnings Before Income Taxes............................. $ 528,149   $ 591,352   $ 582,978   $ 555,680   $ 534,602
                                                           =========   =========   =========   =========   =========

Ratio of Earnings Before Income Taxes to Net Income......      1.52        1.56        1.55        1.46        1.42

Income Taxes:
  Included in operating expenses......................... $ 189,535   $ 210,266   $ 200,711   $ 156,934   $ 160,792
  Included in other income:
    Income tax expense (credit)..........................       392       5,885       9,686     (34,397)        175
    Harris Plant carrying costs..........................        -        1,969       1,563      (3,539)      2,175
    Other income, net....................................        -           58          25          21          15
  Included in AFUDC - borrowed funds.....................        -        2,060       2,694       3,081       4,513
  Included in AFUDC - deferred taxes in nuclear
    fuel amortization and book depreciation..............    (8,274)     (8,521)     (8,675)     (8,869)     (9,135)
  Included in cumulative effect of change in
    accounting for revenues..............................        -           -           -       62,091          -
                                                           ---------   ---------   ---------   ---------   ---------
    Total income taxes................................... $ 181,653   $ 211,717   $ 206,004   $ 175,322   $ 158,535
                                                           =========   =========   =========   =========   =========
Fixed Charges and Preferred Dividends Combined:
  Preferred dividend requirements........................ $   9,609   $  14,798   $  26,265   $  29,771   $  31,479
  Portion deductible for income tax purposes.............      (312)       (321)       (321)       (321)       (321)
                                                           ---------   ---------   ---------   ---------   ---------
  Preferred dividend requirements not deductible......... $   9,297   $  14,477   $  25,944   $  29,450   $  31,158
                                                           =========   =========   =========   =========   =========
  Preferred dividend factor:
    Preferred dividends not deductible times ratio of
      earnings before income taxes to net income......... $  14,131   $  22,584   $  40,213   $  42,997   $  44,244
    Preferred dividends deductible for income taxes......       312         321         321         321         321
    Fixed charges, as above..............................   237,098     253,215     279,960     337,792     266,134
      Total fixed charges and preferred dividends          ---------   ---------   ---------   ---------   ---------
        combined......................................... $ 251,541   $ 276,120   $ 320,494   $ 381,110   $ 310,699
                                                           =========   =========   =========   =========   =========
Ratio of Earnings to Fixed Charges and Preferred
  Dividends Combined.....................................      3.04        3.06        2.69        2.34        2.58
Ratio of Earnings to Fixed Charges ......................      3.23        3.34        3.08        2.65        3.01
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